June 22, 2023
Sensata Technologies Appoints Jugal Vijayvargiya to Its Board of Directors
Sensata Technologies Holding plc (NYSE: ST) today announced that Jugal Vijayvargiya has been appointed to serve as a director on Sensata’s Board of Directors and to serve on the Compensation Committee, and the Nominating & Corporate Governance Committee of the Board, effective June 22, 2023.
Mr. Vijayvargiya brings more than three decades of experience to Sensata’s Board of Directors. Since 2017, he has served as President and Chief Executive Officer of Materion Corporation (NYSE: MTRN), a global leader in advanced materials solutions for high-performance industries including semiconductor, industrial, aerospace & defense, energy and automotive.
Prior to joining Materion, Mr. Vijayvargiya had an extensive international career with Delphi Automotive Corporation, a leading global technology solutions provider to the automotive and transportation sectors. He led Delphi’s Electronics & Safety segment and served as an officer of Delphi and a member of its Executive Committee. Mr. Vijayvargiya received both a bachelor's degree and a master's degree in electrical engineering from The Ohio State University.
“Jugal’s deep expertise in industrial technology and intimacy with both the automotive and transportation sectors will complement our Board’s existing expertise and will give us deeper perspective as we support Sensata’s leadership team to become a driving force behind an electrified world,” said Andrew Teich, Chairman of Board. “On behalf of our entire Board, I welcome Jugal and look forward to working with him as we execute our long-term strategy of enhancing shareholder value.”
About Sensata Technologies
Sensata Technologies is a global industrial technology company striving to create a cleaner, more efficient, electrified, and connected world. Through its broad portfolio of sensors, electrical protection components and sensor-rich solutions which create valuable business insights, Sensata helps its customers address increasingly complex engineering and operating performance requirements. With more than 21,000 employees and global operations in 16 countries, Sensata serves customers in the automotive, heavy vehicle & off-road, industrial, and aerospace markets. Learn more at www.sensata.com and follow Sensata on LinkedIn, Facebook, and Twitter.
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Alexia Taxiarchos	Jacob Sayer
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